Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 29, 2020 on the consolidated financial statements of Ecoark Holdings Inc. and its subsidiaries, and the reference to our firm under the heading “Experts” in the prospectus included in this Registration Statement on Form S-3.

/s/ RBSM LLP

Larkspur, California

October 15, 2020